EXHIBIT 99.1

PRAXAIR APPOINTS STEVE ANGEL AS PRESIDENT& CHIEF OPERATING OFFICER

DANBURY, Conn., February 28, 2006 – Praxair, Inc. (NYSE: PX) announced today that Stephen F. Angel, currently executive vice president, has been appointed president and chief operating officer, effective March 1, 2006.  Angel will also be nominated to stand for election to the Praxair Board of Directors.

Making the announcement, Praxair’s Chairman and CEO Dennis Reilley said: “Steve has been a major contributor to Praxair’s success since he joined the company five years ago.  As we look for continued growth in our key global markets, I am certain Steve will continue to provide strong leadership to the Praxair team.”

Praxair also announced that Ricardo Malfitano, currently a senior vice president of the corporation, has been appointed executive vice president.

In his current position, Angel is responsible for Praxair’s businesses in North America, Europe and Asia, as well as for healthcare, hydrogen and applications market development.  Prior to joining Praxair in 2001, Angel spent 22 years in a wide range of management positions with General Electric, including general manager of its Industrial Systems business.

A native of Winston-Salem, North Carolina, Angel received a bachelor of science degree in civil engineering from North Carolina State University and a master’s degree in business administration from Loyola College in Baltimore.

Malfitano, who joined Praxair in 1978, is responsible for Praxair’s businesses in South America and Mexico, as well as Praxair Electronics, Praxair Surface Technologies and Safety and Environmental Services.  A native of Rio de Janeiro, Malfitano earned a degree in metallurgical engineering from Catholic University in Rio de Janeiro.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2005 sales of $7.7 billion.  The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings.  Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others.  More information on Praxair is available on the Internet at www.praxair.com.